May 8, 1996



Riverport, Inc., and Douglas Development Company -
  Irvine Partnership in commendam
c/o Mr. Richard Feldman
Sverdrup Corporation
13723 Riverport Drive
Maryland Heights, Missouri 63043

     Re: Release of Guaranty of NYLIFE  HealthCare  Management,  Inc. of Express
         Scripts, Inc. obligations under the Lease Agreement

Dear Mr. Feldman:

     As you are aware, NYLIFE HealthCare Management, Inc. ("NYL") is the Guarantor under a Guaranty Agreement, dated March 3, 1992 (as assignee of Sanus Corp. Health Systems, Inc. pursuant to an Assignment of Guaranty Agreement dated as of August 17, 1992), for the purpose of guaranteeing certain obligations of Express Scripts, Inc. under its Lease Agreement with Riverport, Inc. and Douglas Development Company - Irvine Partnership in commendam, dated March 3, 1992 ("Lease").

    Section 10 of the Guaranty Agreement provides for the release of the Guaranty prior to the expiration of the term of the Lease if Express Scripts achieves certain financial milestones defined therein, and the Guarantor certifies to Express Scripts' current and future financial position. Express Scripts has met the financial objectives required under Section 10 and, therefore, NYL, as Guarantor, hereby requests release of its obligations under the Guaranty Agreement.

    Enclosed herewith is correspondence from Express Scripts' Associate
General Counsel providing the documentation required under Sections 10 (i) and
(ii) with respect to Express Scripts' financial milestones. NYL is providing the following certification pursuant to the requirement of Section 10 (iii) of the Guaranty Agreement:

     The Guarantor, by signature below, states that as of this date, there exists no ascertainable potential event or liability, to the best of Guarantor's knowledge, which materially adversely affects Express Scripts' current or future financial position.

   Please indicate your acknowledgment to the release of the Guaranty
Agreement by providing the appropriate signature where indicated below on the three copies enclosed. Please retain one copy for your files and return two executed copies to Jennifer Goldberg Low, Express Scripts, Inc., 14000 Riverport Drive, Maryland Heights, Missouri 63043.

         Please let me know if you have any questions.

                                   Very truly yours,

                                   NYLIFE HealthCare Management, Inc.


                                    By:   MAUREEN MCGRATH
                                          Maureen McGrath
                                          Secretary



Riverport, Inc. and Douglas Development
Company - Irvine Partnership, in commendam hereby acknowledges and agrees to the release of NYLIFE HealthCare Management, Inc.
from the Guaranty Agreement dated
March 3, 1992.

RIVERPORT, INC. AND DOUGLAS DEVELOPMENT
COMPANY - IRVINE PARTNERSHIP, IN COMMENDAM

By:      RICHARD E. FELDMAN
Title:            V.P.

cc:      Jennifer Goldberg Low